UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 15, 2004

Exact name of registrant as specified in its charter; Commission File No.:	Address of principal executive offices; zip code; registrant’s telephone number, including area code:	State or other jurisdiction of incorporation or organization; IRS Employer Identification No.:
Duquesne Light Holdings, Inc. 1-10290	411 Seventh Avenue Pittsburgh, PA 15219 412-393-6000	Pennsylvania 25-1598483

Duquesne Light Company 1-956	411 Seventh Avenue Pittsburgh, PA 15219 412-393-6000	Pennsylvania 25-0451600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 15, 2004, Duquesne Light Holdings Inc. (“Holdings”) and its wholly owned subsidiary Duquesne Light Company (“Duquesne Light”) entered into unsecured revolving credit facilities (each, a “revolver”) expiring in September 2007. Holding’s new $175 million revolver replaced its prior $110 million, 364-day revolver. Duquesne Light’s new $100 million revolver replaced its prior $180 million, 364-day revolver.

Both revolvers permit borrowings at interest rates of LIBOR (plus a margin of 0.75 % to 2.00%) or an alternate base rate (plus a margin from 0.0% to 1.00%). Both revolvers have commitment fees that range from 0.125% to 0.30%. Interest rates and commitment fees are based on the borrower’s then-current senior unsecured credit rating. Both revolvers are subject to cross-default if the borrower or any of its subsidiaries defaults on any payment due under any indebtedness exceeding $50 million. Both revolvers have financial covenants requiring the borrower to maintain a maximum debt-to-capitalization ratio of 65%, as defined in the revolvers. In addition, Holdings is required to maintain a minimum interest coverage ratio of 2-to-1, as defined in its revolver. Undrawn amounts under both revolvers are fully available for the issuance of letters of credit. As of September 20, 2004, $59.7 million of outstanding letters of credit were backed by the Holdings revolver, and $10.4 million of outstanding letters of credit were backed by the Duquesne Light revolver.

J.P. Morgan Securities Inc. and Union Bank of California, N.A., acted as joint lead arrangers of the revolvers. Thirteen other banks also participate in the revolvers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Duquesne Light Holdings, Inc.
(Registrant)

Date September 21, 2004	/s/ Stevan R. Schott
(Signature)
Stevan R. Schott
Senior Vice President and
Chief Financial Officer

Duquesne Light Company
(Registrant)

Date September 21, 2004	/s/ Stevan R. Schott
(Signature)
Stevan R. Schott
Senior Vice President and
Chief Financial Officer

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